For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Holdings Reports Quarterly and Full Year 2012 Net Income

Indianapolis, Indiana (February 27, 2013) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported full year 2012 net income of $51.3 million, or $1.02 per diluted share, a $203.1 million improvement from our full year 2011 results of a net loss of $151.8 million, or $3.14 per diluted share. The Company also reported fourth quarter 2012 net income of $12.6 million, or $0.25 per diluted share, a $136.1 million improvement over the fourth quarter 2011 net loss of $123.5 million, or $2.55 per diluted share.

“We're pleased with the solid financial improvement we experienced in 2012,” said Republic Airways Holdings Chairman, President and CEO Bryan Bedford. “Our restructuring efforts in 2011 laid the foundation for Frontier to return to profitability in 2012, despite higher fuel costs. Our 50-seat RJ restructuring effort completed last October enabled us to return all of our idled aircraft to fixed-fee service with our partners and significantly reduced the financial burden associated with our Chautauqua operation.”

The Company incurred the following items in 2012:	Segment	Pre-tax amount	Period
Loss on sale of E190s	Republic	$11.2 million	3Q-12
Gain on sale of slots	Republic	($8.3) million	3Q-12
Professional and legal fees related restructuring	Republic	$4.3 million	4Q-12
Restructuring and fleet transition expenses	Frontier	$15.5 million	4Q-12
Frequent flyer adjustment to passenger revenue	Frontier	($9.8) million	4Q-12

The Company incurred the following items in 2011:	Segment	Pre-tax amount	Period
Fleet transition expenses	Republic	$9.1 million	4Q-11
Impairment of fleet asset values	Republic	$191.1 million	4Q-11
Fleet transition expenses	Frontier	$32.3 million	4Q-11

Note: The amounts reported below for pre-tax income (loss) and net income (loss) exclude the impact of the items listed above. Please refer to the schedules at the end of this release for a tabular reconciliation of the Company's GAAP pre-tax and after tax income (loss) to the ex-tem pre-tax and after-tax income (loss) and diluted earnings per share.

Consolidated Results (ex-items)
Excluding the items listed above, the Company reported 2012 full year net income of $59.0 million, or $1.15 per diluted share, as compared to a 2011 full year net loss of $6.2 million, or $0.13 per diluted share. For the fourth quarter of 2012 the Company reported net income of $18.5 million, or $0.35 per diluted share, as compared to the fourth quarter 2011 net income of $20.7 million, or $0.41 per diluted share.

Business Segment Presentation
The Company has adjusted its presentation of business segments in 2012 and has revised the prior year's information to conform to the current period segment presentation. Reportable segments now consist of Republic and Frontier. The Republic segment includes all regional flying performed by sub-100-seat aircraft operating under either fixed-fee or pro-rate agreements, subleasing activities, regional charter operations as well as the cost of any unassigned regional aircraft. The Frontier segment includes passenger service revenues and expenses for operating Frontier's Airbus fleet, as well as its charter and cargo operations.

Republic Segment Summary (ex-items)
Revenues for the year decreased 10.2% to $1,377.4 million. This was a result of a change in the mix of flying between pro-rate and fixed-fee operations and a $48.2 million reduction in fuel-related revenue under Republic's fixed-fee agreements. Pre-tax income improved nearly 31% to $69.5 million for the year ended December 31, 2012, compared to $53.1 million for the prior year.

For the quarter, revenues decreased 8.9%, or $31.9 million to $327.4 million, compared to the prior year's fourth quarter, due primarily to a decrease of $23.3 million in fuel reimbursement under Republic's fixed-fee agreements. Effective July 1, 2012, Republic no longer records fuel expense and does not recognize fuel-related pass-through revenue under any of its fixed-fee agreements. The remainder of the decrease in revenue is due to the increase of Republic's fixed-fee operations and reduction in pro-rate flying with Frontier.

Income before taxes was $24.1 million for the quarter, compared to pre-tax income of $23.3 million for the prior year's fourth quarter. Fuel costs for Republic were $21.8 million for the quarter, a decrease of $38.5 million from the prior year's fourth quarter, due to both the removal of fuel expense under Republic's fixed-fee agreement with United and a reduction in pro-rate operations with Frontier. The price per gallon increased 9.1% from $3.19 in the fourth quarter of 2011 to $3.48 in the fourth quarter of 2012.

As of December 31, 2012, Republic operated 70 aircraft with 44-50 seats and 143 aircraft with 69-80 seats to support its fixed-fee commercial agreements. Additionally, Republic operated one aircraft with 50 seats and 12 aircraft with 99 seats under pro-rate agreements with Frontier.

Frontier Segment Summary (ex-items)
Frontier revenues for the year increased 7.0% to $1,423.7 million. On a 1.1% increase in capacity, unit revenues increased 5.8% to 11.96¢ from 11.30¢. Frontier's pre-tax income improved $92.6 million to $29.6 million of income for 2012 compared to a pre-tax loss of $63.0 million for 2011.

For the quarter, decreased 1.1% to $334.9 million, compared to $338.5 million for the same period in 2011. Total revenue per ASM (“TRASM”) was 11.88¢, an increase of 2.9% from the same quarter in 2011, while capacity on Frontier decreased 4.0% from the prior year's fourth quarter. Load factor for the fourth quarter was 88.9%, an increase of 0.7% from the fourth quarter of 2011.

For the quarter, Frontier posted pre-tax income of $7.3 million compared to pre-tax income of $10.1 million for the prior year's fourth quarter. Fuel costs for Frontier were $128.2 million for the quarter, a decrease of $0.8 million from the prior year's fourth quarter. The fuel cost per gallon, including into-plane taxes and fees, increased 6.5% to $3.42 for the fourth quarter of 2012, compared to $3.21 for last year's fourth quarter. The fourth quarter results include an expense on fuel hedges of $0.5 million, or $0.01 per gallon, while the 2011 results include a benefit of $3.5 million, or $0.09 per gallon. Frontier has approximately 15% of its anticipated fuel consumption hedged through the second quarter of 2013.

Frontier's operating unit cost was 7.03¢ for the quarter, a 3.4% increase compared to 6.80¢ for the same quarter in 2011.

As of December 31, 2012, Frontier operated a total of 55 Airbus aircraft versus 60 Airbus aircraft as of December 31, 2011.

Recent Business Developments
During the fourth quarter of 2012, the Company completed the restructuring of its 50-seat platform, Chautauqua Airlines, Inc. As a result of the restructuring, the Company expects to realize, on average, $45.0 million of cash flow improvement per year for the next five years and has reduced its aircraft rent and depreciation expense on its 50-seat aircraft. In addition, in order to finalize the restructuring, the Company issued a $25.0 million convertible note to one of the third parties involved in the restructuring. The note bears interest at a rate of 6.0% per annum and is convertible into 2.5 million shares of Republic Airways Holdings Inc. common stock.

On January 24, 2013, the Company entered into a capacity purchase agreement (“CPA”) with American Airlines which is subject to bankruptcy court approval. American filed a motion for approval of the CPA to be heard before the court on February 14, 2013. The hearing on that motion was subsequently adjourned until February 26, 2013. On February 14, 2013, US Airways and American Airlines announced a merger agreement. On February 21, 2013, the hearing on American's motion to approve the CPA between the Company and American was adjourned to March 12, 2013.

On February 8, 2013, the Company announced the transition of nine E145 aircraft flying on Chautauqua Airlines, Inc. from US Airways to Delta under separate amendments. The US Airways amendment provides for termination of the current aircraft operating under the Jet Service Agreement by July 2013. The Delta amendment extends the current term for certain aircraft, as well as adds ten aircraft into service during 2013.

Balance Sheet and Liquidity
The Company's total cash balance increased $23.6 million to $394.3 million as of December 31, 2012, compared to December 31, 2011. Restricted cash decreased $4.3 million, to $147.1 million, from December 31, 2011. The Company's unrestricted cash balance increased $27.9 million, to $247.2 million, from December 31, 2011. A condensed cash flow statement has been provided in the tables section of this release.

The Company's debt decreased to $2.12 billion as of December 31, 2012, compared to $2.36 billion at December 31, 2011. As of December 31, 2012, almost 90% of the total debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 6.0% discount factor, the present value of these lease obligations was approximately $1.0 billion and $1.2 billion as of December 31, 2012 and 2011, respectively. A condensed balance sheet as of December 31, 2012 and 2011 has been provided in the tables section of this release.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 280 aircraft and offer scheduled passenger service on nearly 1,500 flights daily to over 145 cities in the U.S. as well as to the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, Mexico and Turks and Caicos Islands under branded operations at Frontier, and through fixed-fee flights operated under airline partner brands, including AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its fourth quarter and full year 2012 results tomorrow morning (Thursday, February 28, 2013) at 10:30 a.m. EST. This call is being webcast by Thomson/

Reuters and can be accessed at Republic Airways Holdings' website at www.rjet.com. Those wishing to participate can do so by calling 800-901-5259. International callers can participate by calling +1-617-786-4514; the password is 80290913.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2012	2011	Change	2012	2011	Change
OPERATING REVENUES
Fixed-fee service	$273.4	$270.1	1.2%	$1,102.1	$1,079.0	2.1%
Passenger service	366.4	402.8	(9.0)%	1,556.8	1,694.5	(8.1)%
Charter and other	32.3	24.9	29.7%	152.0	91.0	67.0%
Total operating revenues	672.1	697.8	(3.7)%	2,810.9	2,864.5	(1.9)%

OPERATING EXPENSES
Wages and benefits	141.8	134.7	5.3%	562.3	560.6	0.3%
Aircraft fuel	150.0	187.7	(20.1)%	693.7	821.1	(15.5)%
Landing fees and airport rents	40.1	41.7	(3.8)%	169.7	167.7	1.2%
Aircraft and engine rent	57.1	57.7	(1.0)%	243.2	251.5	(3.3)%
Maintenance and repair	70.9	68.4	3.7%	296.3	297.2	(0.3)%
Insurance and taxes	7.4	9.7	(23.7)%	38.1	42.1	(9.5)%
Depreciation and amortization	47.3	48.6	(2.7)%	190.6	200.2	(4.8)%
Promotion and sales	23.8	27.9	(14.7)%	110.5	133.6	(17.3)%
Other impairment charges	—	191.1	(100.0)%	—	191.1	(100.0)%
Other	81.6	96.4	(15.4)%	293.6	305.0	(3.7)%
Total operating expenses	620.0	863.9	(28.2)%	2,598.0	2,970.1	(12.5)%
OPERATING INCOME (LOSS)	52.1	(166.1)	131.4%	212.9	(105.6)	301.6%

OTHER INCOME (EXPENSE)
Interest expense	(30.8)	(33.1)	6.9%	(127.0)	(137.3)	7.5%
Other - net	0.1	0.1	—%	0.3	0.5	(40.0)%
Total other expense	(30.7)	(33.0)	7.0%	(126.7)	(136.8)	7.4%

INCOME (LOSS) BEFORE INCOME TAXES	21.4	(199.1)	110.7%	86.2	(242.4)	135.6%

INCOME TAX EXPENSE (BENEFIT)	8.8	(75.6)	111.6%	34.9	(90.6)	138.5%

NET INCOME (LOSS)	$12.6	$(123.5)	110.2%	$51.3	$(151.8)	133.8%
PER SHARE, BASIC	$0.26	$(2.55)	110.2%	$1.06	$(3.14)	133.8%
PER SHARE, DILUTED	$0.25	$(2.55)	109.8%	$1.02	$(3.14)	132.5%
Weighted average common shares
Basic	48.5	48.4		48.5	48.2
Diluted	52.7	48.4		51.4	48.2

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except shares and per share amounts)
(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$247.2	$219.3
Restricted cash	147.1	151.4
Receivables, net of allowance for doubtful accounts of $2.9 and $0.6, respectively	79.5	89.0
Inventories, net	86.5	101.8
Prepaid expenses and other current assets	44.4	64.2
Assets held for sale	—	33.0
Deferred income taxes	31.3	35.3
Total current assets	636.0	694.0
Aircraft and other equipment, net	2,546.7	2,808.7
Maintenance deposits	170.0	146.0
Other intangible assets, net	65.0	86.5
Other assets	237.5	166.5
Total assets	$3,655.2	$3,901.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$276.2	$284.6
Accounts payable	29.8	43.9
Air traffic liability	146.6	179.5
Deferred frequent flyer revenue	54.8	68.2
Accrued liabilities	238.8	258.8
Total current liabilities	746.2	835.0
Long-term debt, less current portion	1,843.3	2,074.5
Deferred frequent flyer revenue, less current portion	57.8	68.1
Deferred credits and other non-current liabilities	109.8	110.4
Deferred income taxes	384.6	353.2
Total liabilities	3,141.7	3,441.2

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share; 150,000,000 shares authorized; 58,529,449 and 58,097,574 shares issued and 48,558,312 and 48,412,516 shares outstanding, respectively	—	—
Additional paid-in-capital	412.1	409.4
Treasury stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(5.0)	(4.0)
Accumulated earnings	288.2	236.9
Total stockholders' equity	513.5	460.5
Total liabilities and stockholders' equity	$3,655.2	$3,901.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years ended December 31,
	2012	2011

NET CASH FROM OPERATING ACTIVITIES	$255.6	$131.5
INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(35.7)	(105.9)
Proceeds from sale of aircraft, slots and other assets	84.3	142.3
Aircraft deposits, net	(8.0)	(10.4)
Other, net	(3.4)	(2.4)
NET CASH FROM INVESTING ACTIVITIES	$37.2	$23.6
FINANCING ACTIVITIES:
Payments on debt	(216.1)	(208.5)
Proceeds from debt issuance	3.7	70.7
Payments on early extinguishment of debt	(52.0)	(88.0)
Other, net	(0.5)	(1.2)
NET CASH FROM FINANCING ACTIVITIES	$(264.9)	$(227)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$27.9	$(71.9)
CASH AND CASH EQUIVALENTS, Beginning of period	$219.3	$291.2
CASH AND CASH EQUIVALENTS, End of period	$247.2	$219.3

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended December 31,
Operating Highlights – Republic[1]	2012	2011	Change
Total revenues (millions)	$327.4	$359.3	(8.9)%
Total fuel expense (millions)[2]	$21.8	$60.3	(63.8)%
Operating aircraft at period end:
37-50 seats[3]	71	73	(2.7)%
69-99 seats[4]	155	148	4.7%
Block hours	176,079	174,062	1.2%
Departures	102,662	102,338	0.3%
Passengers carried	5,163,017	4,912,182	5.1%
Revenue passenger miles (millions)	2,560	2,474	3.5%
Available seat miles (millions)	3,294	3,358	(1.9)%
Passenger load factor	77.7%	73.7%	4.0 pts
Total cost per available seat mile, including interest expense and excluding items (cents)[6]	9.21	10.01	(8.0)%
Cost per available seat mile, including interest and excluding fuel expense and excluding items (cents)[6]	8.55	8.21	4.1%
Gallons consumed	6,272,203	18,936,470	(66.9)%
Average cost per gallon	$3.48	$3.19	9.1%
Average daily utilization of each scheduled aircraft (hours)	9.3	9.7	(4.1)%
Average stage length	482	490	(1.6)%
Average seat density	67	67	—%

Operating Highlights – Frontier[1]
Total revenues (millions)[7]	$334.9	$338.5	(1.1)%
Total fuel expense (millions)	$128.2	$127.4	0.6%
Operating aircraft at period end:
120 seats	2	4	(50.0)%
136-138 seats	37	41	(9.8)%
162-168 seats	16	15	6.7%
Passengers carried	2,596,521	2,731,199	(4.9)%
Revenue passenger miles (millions)	2,505	2,588	(3.2)%
Available seat miles (millions)	2,818	2,934	(4.0)%
Passenger load factor	88.9%	88.2%	0.7 pts
Total revenue per available seat mile (cents)[7]	11.88	11.54	2.9%
Operating cost per available seat mile (cents)[5,8]	11.58	11.15	3.9%
Fuel cost per available seat mile (cents)[5]	4.55	4.34	4.8%
Cost per available seat mile, excluding fuel expense (cents)[8]	7.03	6.80	3.4%
Gallons consumed	37,478,548	39,745,972	(5.7)%
Average cost per gallon[5]	$3.42	$3.21	6.5%
Block hours	50,662	54,242	(6.6)%
Departures	20,587	22,102	(6.9)%
Average daily utilization of each scheduled aircraft (hours)	10.5	10.5	—%
Average stage length	946	935	1.2%
Average seat density	145	142	2.1%

[1] See business segment presentation discussion for information regarding our change in segments.
[2] Includes $23.3 million for the three months ended December 31, 2011, which was passed-through under our fixed-fee agreements with our partners.
[3] Includes one aircraft and eleven aircraft as of December 31, 2012 and 2011, respectively, that were unassigned.
[4] Includes three aircraft as of December 31, 2011 that were unassigned.
[5] Includes mark-to-market fuel hedge expense of $0.5 million and benefit of $3.5 million for the three months ended December 31, 2012 and 2011, respectively.
[6] Excludes $4.3 million and $200.2 million items for the three months ended December 31, 2012 and 2011, respectively.
[7] Excludes $9.8 million of items for the three months ended December 31, 2012.
[8] Excludes $15.5 million and $32.3 million of items for the three months ended December 31, 2012 and 2011, respectively.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

	Years Ended December 31,
Operating Highlights – Republic[1]	2012	2011	Change
Total revenues (millions)	$1,377.4	$1,534	(10.2)%
Total fuel expense (millions)[2]	$161.4	$303.3	(46.8)%
Operating aircraft at period end:
37-50 seats[3]	71	73	(2.7)%
69-99 seats[4]	155	148	4.7%
Block hours	701,040	731,440	(4.2)%
Departures	409,058	429,564	(4.8)%
Passengers carried	20,112,289	20,773,219	(3.2)%
Revenue passenger miles (millions)	10,120	10,691	(5.3)%
Available seat miles (millions)	13,437	14,449	(7.0)%
Passenger load factor	75.3%	74.0%	1.3 pts
Total cost per available seat mile, including interest expense and excluding items (cents)[6]	9.73	10.25	(5.1)%
Cost per available seat mile, including interest and excluding fuel expense and excluding items (cents)[6]	8.53	8.15	4.7%
Gallons consumed	48,842,044	91,890,705	(46.8)%
Average cost per gallon	$3.30	$3.30	—%
Average daily utilization of each scheduled aircraft (hours)	9.8	9.9	(1.0)%
Average stage length	469	498	(5.8)%
Average seat density	67	68	(1.5)%

Operating Highlights – Frontier[1]
Total revenues (millions)[7]	$1,423.7	$1,330.5	7.0%
Total fuel expense (millions)	$532.3	$517.8	2.8%
Operating aircraft at period end:
120 seats	2	4	(50.0)%
136-138 seats	37	41	(9.8)%
162-168 seats	16	15	6.7%
Passengers carried	10,700,669	10,583,331	1.1%
Revenue passenger miles (millions)	10,579	10,271	3.0%
Available seat miles (millions)	11,908	11,779	1.1%
Passenger load factor	88.8%	87.2%	1.6 pts
Total revenue per available seat mile (cents)[7]	11.96	11.3	5.8%
Operating cost per available seat mile (cents)[5,8]	11.66	11.77	(0.9)%
Fuel cost per available seat mile (cents)[5]	4.47	4.40	1.6%
Cost per available seat mile, excluding fuel expense (cents)[8]	7.19	7.38	(2.6)%
Gallons consumed	158,361,595	159,145,671	(0.5)%
Average cost per gallon[5]	$3.36	$3.25	3.4%
Block hours	214,494	219,359	(2.2)%
Departures	85,328	87,938	(3.0)%
Average daily utilization of each scheduled aircraft (hours)	11.0	11.2	(1.8)%
Average stage length	976	957	2.0%
Average seat density	143	140	2.1%

[1] See business segment presentation discussion for information regarding our change in segments.
[2] Includes $48.2 million and $102.5 million for the year ended December 31, 2012 and 2011, respectively, which was passed-through under our fixed-fee agreements with our partners.
[3] Includes one aircraft and eleven aircraft as of December 31, 2012 and 2011, respectively, that were unassigned.
[4] Includes three aircraft as of December 31, 2011 that were unassigned.
[5] Includes mark-to-market fuel hedge expense of $2.2 million and benefit of $(3.8) million for the year ended December 31, 2012 and 2011, respectively.
[6] Excludes $7.2 million and $200.2 million items for the year ended December 31, 2012 and 2011, respectively.
[7] Excludes $9.8 million of items for the year ended December 31, 2012.
[8] Excludes $15.5 million and $32.3 million of items for the year ended December 31, 2012 and 2011, respectively.

Reconciliation of GAAP to non-GAAP measures:
The following tables present the reconciliation of results on a GAAP basis to the reported ex-item results for the three months and full years ended December 31, 2012 and 2011:

	Three months ended Dec. 31, 2012
	Pre-tax by Segment			After-tax	Diluted Earnings
($ in millions)	Republic	Frontier	Consolidated	Consolidated	Per share
GAAP income	$19.8	$1.6	$21.4	$12.6	$0.25
Adjustments:
Restructuring and fleet transition expenses	4.3	15.5	19.8	11.7	0.21
Frequent flyer adjustment[1]		(9.8)	(9.8)	(5.8)	(0.11)
Ex-item income	$24.1	$7.3	$31.4	$18.5	$0.35

[1] Additional revenue related to the change in expiration of mileage earned under its frequent flyer program from 24 to 18 months

	Year ended Dec. 31, 2012
	Pre-tax by Segment			After-tax	Diluted Earnings
($ in millions)	Republic	Frontier	Consolidated	Consolidated	Per share
GAAP income	$62.3	$23.9	$86.2	$51.3	$1.02
Adjustments:
Restructuring and fleet transition expenses	4.3	15.5	19.8	11.8	0.21
Loss, net on sale of assets	2.9		2.9	1.7	0.03
Frequent flyer adjustment[1]		(9.8)	(9.8)	(5.8)	(0.11)
Ex-item income	$69.5	$29.6	$99.1	$59.0	$1.15

[1] Additional revenue related to the change in expiration of mileage earned under its frequent flyer program from 24 to 18 months

	Three months ended Dec. 31, 2011
	Pre-tax by Segment			After-tax	Diluted Earnings
($ in millions)	Republic	Frontier	Consolidated	Consolidated	Per share
GAAP income	$(176.9)	$(22.2)	$(199.1)	$(123.5)	$(2.55)
Adjustments:
Restructuring and fleet transition expenses	9.1	32.3	41.4	25.7	0.51
Non-recurring impairment	191.1	—	191.1	118.6	2.46
Ex-item income	$23.3	$10.1	$33.4	$20.7	$0.41

	Year ended Dec. 31, 2012
	Pre-tax by Segment			After-tax	Diluted Earnings
($ in millions)	Republic	Frontier	Consolidated	Consolidated	Per share
GAAP income	$(147.1)	$(95.3)	$(242.4)	$(151.8)	$(3.14)
Adjustments:
Restructuring and fleet transition expenses	9.1	32.3	41.4	25.9	0.54
Non-recurring impairment	191.1	—	191.1	119.7	2.48
Ex-item income	$53.1	$(63.0)	$(9.9)	$(6.2)	$(0.13)

	Three months ended Dec. 31, 2012		Twelve months ended Dec. 31, 2012

($ in millions)	Frontier	TRASM (cents)	Frontier	TRASM (cents)
GAAP revenue	$344.7	$12.23	$1,433.5	$12.04
Adjustments:
Frequent flyer adjustment[1]	(9.8)	(0.35)	(9.8)	(0.08)
Ex-item revenue	$334.9	$11.88	$1,423.7	$11.96

[1] Additional revenue related to the change in expiration of mileage earned under its frequent flyer program from 24 to 18 months
	Three months ended Dec. 31, 2012		Twelve months ended Dec. 31, 2012

($ in millions)	Frontier	CASM (cents)	Frontier	CASM (cents)
GAAP operating expenses	$341.7	$12.13	$1,404.1	$11.79
Adjustments:
Restructuring and fleet transition expenses	(15.5)	(0.55)	(15.5)	(0.13)
Ex-item operating expenses	$326.2	$11.58	$1,388.6	$11.66

	Three months ended Dec. 31, 2011		Twelve months ended Dec. 31, 2011

($ in millions)	Frontier	CASM (cents)	Frontier	CASM (cents)
GAAP operating expenses	$359.3	$12.25	$1,419.2	$12.05
Adjustments:
Restructuring and fleet transition expenses	(32.3)	(1.1)	(32.3)	(0.28)
Ex-item operating expenses	$327.0	$11.15	$1,386.9	$11.77